Exhibit 99.27

Cord Blood America Executive Strategy and Summary

Overview

Cord Blood America, Inc. (“the Company”) is the parent company of Cord Partners, Inc., which provides private cord blood stem cells storage services to families.  The Company has achieved rapid growth in its first 2 years of operation, and expects to continue to experience growth as awareness of the cord blood industry grows.

Cord Partners sells its service to expectant parents.  Families elect to store stem cells from umbilical cord blood because these stem cells may be used to treat future illnesses in the donor child or other family members.  At present, umbilical cord blood stem cells can be used to treat approximately 75 diseases, including various forms of leukemia and anemia, and other immune system disorders.

In 2000, clinicians performed approximately 27,000 stem cell transplants in the U.S., most of them using bone marrow stem cells. Umbilical cord blood stem cells offer an emerging alternative to bone marrow transplantation.

Investment Highlights

Cord Partners represents an exciting investment opportunity for several key reasons.

Large and Growing Market The market for private cord blood preservation has been estimated at $125 million in the U.S. in 2004, penetrating 3.5 % of the approximately 4 million annual births, up from roughly 1.9% in 2003.  Based on industry estimates, the Company expects the market size to grow to in excess of $1 billion per year, as market awareness increases and the applications of stem cell therapeutics broaden.

Marketing Expertise Despite the complexity of the science supporting stem cell therapeutics, cord blood preservation is a consumer market.  Families decide whether to store cord blood, and which company to select, based on the strength of providers’ marketing programs.  Due to the management team’s deep experience in sales and marketing, Cord Partners excels in consumer marketing.

Pricing Advantage  Most competitors offer a limited pricing structure that requires families to pay up to $2000 in initial fees for cord blood storage services and an annual fee afterward.  In addition to the traditional payment structure, Cord Partners has developed an innovative payment option that allows families to simply pay $269 per year, thus making it possible for nearly every family to afford the Company’s services.

Aggressive Growth Strategy Cord Partners intends to become an industry leader through internal growth and acquisition.  The Company plans to leverage its strength in consumer marketing through a network of consultants marketing to obstetricians across the U.S.  This channel is in effect in several key markets, and is being deployed strategically in other markets.  In addition, Cord Partners plans to evaluate the industry for potential acquisition targets.

The Company

Cord Partners was founded in 2003 and is based in Los Angeles, CA.  The Company markets it services through the Internet (principally at www.cordpartners.com) and indirectly through obstetricians’ offices.  It is in the process of establishing a field network to market to obstetricians nationally.

Cord Partners contracts cord blood processing and storage to Community Blood Services in Paramus, New Jersey.  Bergen is accredited by the American Association of Blood Banks (AABB), is federally funded and regulated by the FDA.

The Company has secured a patent license from PharmaStem, Inc., which owns five United States patents in cord blood collection, and maintains additional licenses required by the States of New York and New Jersey.

The Team

The Company’s senior managers have worked closely together in the past, and have reassembled to build Cord Blood America together.  The team was responsible for generating a substantial portion of the revenue for System One Services, a recruitment company that was sold to TMP Worldwide (Monster.com) for approximately $60 million in 2000.

Matt Schissler, Founder, Chairman and CEO – Mr. Schissler has a history of entrepreneurial success, having founded several successful companies prior to Cord Blood America.  From April 2001 until January 2003, Mr. Schissler was the President and Chief Executive Officer of Rainmakers International, Inc., an advertising agency that was acquired by Cord Blood America on February 28, 2005.  From 1994 through March 2001, Mr. Schissler held various management sales positions at TMP Worldwide, Inc., a personnel staffing company, where he managed over 200 inside and outside sales personnel and consultants throughout the eastern U.S.

Stephanie Schissler, Founder, President and COO – Immediately prior to founding Cord Partners, Mrs. Schissler was with Paychex Business Solutions, Inc., a payroll services company, from September 2001 until December 2002. From April 2001 through August 2001, she was a director of business development at Mills & Murphy Software Systems, Inc., a software developer and reseller.  From February 1996 through December 2000, she advanced her career through several sales and managerial positions with TMP Worldwide, Inc.

Sandra Smith, Chief Financial Officer – Sandra Smith became the Chief Financial Officer of Cord Blood America in June 2004.  From December 2002 until May 2004, she served as the Accounting System Administrator for Bisk Education, Inc.   From September 2000 to December 2002, she was a Financial Systems Consultant for Mills & Murphy Software Systems, Inc.  From August 1998 to August 2000, she held an accounting management position and was a member of the Mergers and Acquisitions team for TMP Worldwide, Inc.

Noah  Anderson,  Chief Technology Officer – Prior to joining Cord Blood America, Mr. Anderson was the President and founder of Assent Solutions an IT consulting firm. From March 2001 to August 2003 he was Director of Technology for Mills & Murphy Software Systems, Inc. where he performed numerous software and network implementations and upgrades for clients. From April 1998 to February 2001 he held title of Sr. Network Engineer for TMP Worldwide, Inc.

Laura Fitzpatrick, Founder, Vice President – Investor Relations  Prior to joining the launch team of Cord Partners, Ms. Fitzpatrick was Sr. Vice President of Rainmakers International from June 2002 through December 2002.  She also built the National Accounts team for System One securing the company’s largest accounts and went on to successfully manage large inside and outside sales forces for TMP Worldwide during her employment with them from February 1995 through April 2002.  From August 1989 through January 1995, Ms. Fitzpatrick worked in corporate sales and service for Ford Motor Company.

Joe Vicente – Vice President-Corporate Strategy. – Mr. Vicente has a long history of working with emerging and growth companies.  Prior to joining the Cord Blood America, Mr. Vicente provided strategic consulting services to organizations on acquisitions, operational practices and efficiencies, and sales management..  Mr. Vicente was also a Senior Vice President at TMP Worldwide from July 1993 through April 2002 where he held various strategic, operational, and sales management positions

Financial Summary

($ thousands)	2003	2004	2005*	2006*
Revenue	$ 281	$ 1,504	$ 2,500	$ 7,706
COGS	(199)	(1,157)	(1,850)	5,308
Gross Profit	82	347	650	2,398
Admin & Sell Exp	128	1,949	5,180	5,500
Interest Expense	--	79	440	750
Net Income (Loss)	$ (46)	$ (1,681)	$ (4,774)	$ (3,852)

*Projected

Cord Blood America became effective with the Securities and Exchange Commission on October 5, 2004.  The Company commenced trading on January 21, 2005 on the OTC Bulletin Board under the symbol “CBAI”.